Exhibit 10.3

-THIRD AMENDMENT TO

NOTE PURCHASE AGREEMENT

By and Between

ST. CLOUD CAPITAL PARTNERS L.P.

And

SMALL WORLD KIDS, INC.

Dated:

As of May 31, 2006

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

This Third Amendment to Note Purchase Agreement (“Amendment”) is dated as of May 31, 2006 by and between Small World Kids, Inc., a Nevada corporation (the “Company”), and St. Cloud Capital Partners L.P. (“Purchaser”).

RECITALS

A.            Purchaser and the Company have entered into that certain Note Purchase Agreement dated as of September 7, 2004 (the “Note Purchase Agreement”) pursuant to which Purchaser purchased from the Company, and the Company sold to Purchaser a note (the “Initial Note”) in the principal amount of $2,000,000 (the “Initial Loan Amount”).

B.            Pursuant to an amendment to the Note Purchase Agreement dated as of July 20, 2005 (the “First Amendment”), the Initial Loan Amount was increased to $2,500,000 (the “New Loan Amount”) through a loan to the Company of an additional $500,000. The New Loan Amount was evidenced by an amended and restated note (the “First Restated Note”).

C.            Pursuant to the Second Amendment to Note Purchase Agreement dated as of November 9, 2005, (the “Second Amendment”), the Company issued to Purchaser a new promissory note (the “Second Restated Note”) to replace the First Restated Note which, among other things, extended the maturity date of the New Loan Amount to September 15, 2006.

D.            The Company is in the process of raising additional equity in the form of convertible Preferred Stock, and the new investors are requiring that the Second Restated Note be restructured on the terms set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Purchaser hereby agree as follows:

1.                                       ISSUANCE OF REPLACEMENT NOTE.

(a)           Subject to the terms and conditions set forth in this Agreement, including the prepayment of $50,000 (the “Prepayment Amount”), and in reliance upon the representations and warranties contained herein, the Company agrees to issue to Purchaser and Purchaser agrees to accept in full replacement of the Second Restated Note two new notes (the “Replacement Notes”) as follows:

The first note in the principal amount of $200,000 will be for twelve months with monthly amortization payments at a 10% interest rate. The second note will be for $2,250,000 with interest at 10% per annum, interest only payable on June 30, 2006 and September 15, 2006. Commencing September 16, 2006, payments will be interest only each month through September 15, 2008 and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011. The second note will be convertible into shares of the Common Stock of the Company (the “Note

Shares”) at $4.00 per share (subject to adjustment). The Replacement Notes shall be substantially in the form of Exhibits A and B.

(b)           Closing. The closing of the issuance of the Replacement Notes (the “Closing”) shall be held at the offices of Troy & Gould in Los Angeles, California, or at such other location as shall be agreed upon by the parties hereto on or before June 5, 2006. At the Closing, the Company shall deliver the Replacement Notes to Purchaser, and pay to Purchaser the Prepayment Amount and Purchaser shall return to the Company the Second Restated Note. The date of the Closing is referred to herein as the Closing Date.

2.                                       PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Purchaser understands, agrees with, and represents and warrants to the Company with respect to the purchase hereunder that:

(a)           Investment Purposes; Compliance With Securities Act. Purchaser is acquiring the Replacement Notes for Purchaser’s own account, for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Accredited Purchaser Status. Purchaser is an “accredited Purchaser” as that term is defined in Rule 501(a) of Regulation D. Purchaser is a sophisticated purchaser and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment made pursuant to this Agreement.

(c)           Reliance on Exemptions. Purchaser understands the Replacement Notes are being offered and sold to in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Replacement Notes.

(d)           Information. Purchaser and the advisors of the Purchaser, if any, have been furnished with all material information relating to the business, finances and operations of the Company and material information relating to the offer and sale of the Replacement Notes that have been requested by the Purchaser. Purchaser and Purchaser’s advisors, if any, have been afforded the opportunity to ask all such questions of the Company as they have in their discretion deemed advisable.

(e)           Transfer or Resale. Purchaser understands that:  (i)  the Note Shares have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless either (a) subsequently registered thereunder or (b) Purchaser shall have delivered to the Company an opinion by counsel reasonably satisfactory to the Company, in form, scope and substance reasonably satisfactory to the Company, to the effect that the Note Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, and (ii) except as expressly provided herein, neither the Company nor any other person is under any obligation to register the Note

Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(f)            Legends. The Note Shares shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD ,PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

(g)           This Amendment has been duly and validly authorized, executed and delivered by Purchaser and is the valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, liquidation, or similar laws relating to, or affecting, generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company understands, agrees with, and represents and warrants to Purchaser that:

(a)           Organization and Qualification. The Company and its subsidiaries are duly organized and existing in good standing under the laws of the respective jurisdictions in which they are incorporated and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. “Material Adverse Effect” as used herein means any material adverse effect on the operations, properties or financial condition of the Company and its subsidiaries taken as a whole.

(b)           Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Amendment and the Replacement Notes in accordance with the terms hereof, (ii) the execution, delivery and performance of this Amendment, and the Replacement Notes (the “Transaction Documents”) by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, (iii) the Transaction Documents have been duly and validly authorized, executed and delivered by the Company, and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting, generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

(c)           No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect).

(d)           Consents. Except for the filing of a Form D with the Securities and Exchange Commission, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.

(e)           SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The Company has furnished Purchaser with copies of (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, (the “SEC Report”). The SEC Report was in substantial compliance with the requirements of its respective form and neither the SEC Report, nor the financial statements (and the notes thereto) included in the SEC Report, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)            Absence of Certain Changes. Since December 31, 2005, there has been no material adverse change in the business, properties, operation, financial condition, results of operations or prospects of the Company.

(g)           Absence of Litigation. Except as set forth on Schedule 3(g), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein.

(h)           Title to Assets and Liens. Except as set forth on Schedule 3(h), the Company has good and marketable title to the Assets owned by it and the valid and enforceable right to receive and/or use each of the Assets in which the Company has any other interest, free and clear of all Liens. As used herein (i) ”Liens” shall mean any lien, encumbrance, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever; and (ii) ”Assets” shall mean all of the goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Company, which are owned by the Company or in which the Company has any interest (including the right to use).

(i)            No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect).

(j)            Security Interest. Pursuant to the attached Exhibit C, the Company hereby grants a security interest to Purchaser to secure the obligations under the First Restated Note and the Second Restated Note, and acknowledges that such security interest shall apply to the obligations of the Company under the Replacement Notes.

4.                                       COVENANTS.

(a)           Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b)           Expenses. Each party shall pay such party’s expenses in connection with the transactions contemplated by the Agreement.

(c)           Board Seat. During the period that the Replacement Notes are outstanding, Robert Lautz will continue to be appointed to the Company’s board of directors for such period, and the Company shall continue to provide Mr. Lautz with the same compensation made available to its other outside directors. In addition, as long as Purchaser owns in excess of 300,000 shares of the Company (taking into account the issuance of the Warrant Shares as such term is defined in the Second Amendment and the Note Shares) (subject to adjustment for stock splits, recapitalizations, etc.), a designee of Purchaser reasonably acceptable to the Company shall be entitled to an observer seat on the board of directors. Mr. Lautz’s undated letter of resignation previously delivered to the Company in connection with his board of directors’

appointment shall continue in force and effect. Notwithstanding the foregoing, any stock options available to Mr. Lautz shall be issued to Purchaser and any fees or other compensation otherwise payable to him shall be paid to Purchaser.

(d)           Management Fee. The remaining portion of Purchaser’s management fee of $20,000 shall be paid on July 1, 2006.

(e)           Lock-up Agreement. Purchaser agrees that the Lock-up Agreement executed in connection with the Second Amendment shall be applicable to the Note Shares.

(f)            Negative Covenants. Without the prior written consent of Purchaser, the Company shall not:

(i)            Incur any debt for borrowed money except that the Company may draw down on its credit facilities with Laurus Master Funds Ltd. (“Laurus”) or Horizon Financial Services Group (USA) (“Horizon”) as such facilities may exist from time to time, including any extensions or modifications thereto;

(ii)           Make any cash payments in respect of its capital stock whether by dividends, redemption or otherwise;

(iii)          Sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets or sell with recourse any of Borrower’s accounts, except to Purchaser;

(iv)          Engage in any business activities substantially different than those in which Borrower is presently engaged, or cease operations, liquidate, merge, transfer, acquire, or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business.

5.                                       CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE REPLACEMENT NOTES.

The obligations of the Company hereunder are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)           Each of the Company and Purchaser shall have executed the Transaction Documents as to which it is a party.

(b)           The representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date). Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

(c)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d)           All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e)           Purchaser shall execute such reasonable subordination agreements with Laurus necessary to affirm that the obligations of the Company under the Replacement Notes continue to be subordinated to existing indebtedness owed to Laurus.

6.                                       CONDITIONS TO PURCHASER’S OBLIGATION TO ACCEPT THE REPLACEMENT NOTES.

The obligations of Purchaser are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the sole benefit of Purchaser and may be waived by Purchaser at any time in its sole discretion:

(a)           The Company shall have executed the Transaction Documents.

(b)           The representations and warranties of the Company shall be true and correct in all material respects as of the Closing (except for representations and warranties that speak as of a specific date). The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing. The Purchaser may require a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing, to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser.

(c)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d)           All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e)           The Company shall have received at least $2,000,000 in gross proceeds from the sale of a new class of the Company’s Convertible Preferred Stock (the “New Preferred Stock”), the existing holder of the Company’s Preferred Stock shall have converted its shares into the New Preferred Stock, and the holders of the Company’s outstanding indebtedness for borrowed money other than Laurus, Horizon or Eddy Goldwasser shall have converted such outstanding indebtedness into the New Preferred Stock.

7.                                       GOVERNING LAW; MISCELLANEOUS.

(a)           Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Agreement, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement (including also all Exhibits or Schedules hereto) or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b)           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered.

(c)           Headings; Gender, Etc. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, the masculine shall refer to the feminine and neuter, the feminine to the masculine and neuter, and the neuter to the masculine and feminine, as the context may require. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby,” shall refer to this entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or public or legal holidays, the date shall be construed to mean the next business day following such Saturday, Sunday or public or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or public or legal holiday.

(d)           Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement; Amendments. This Amendment and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Amendment may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Notwithstanding anything herein to the contrary, the covenants of the Company pertaining to registration rights and the release provisions contained in the Second Amendment shall remain in force and effect.

(f)            Notices. Any notices required or permitted to be given under the terms of this Amendment shall be sent by U.S. Mail or delivered personally or by courier or via facsimile (if via facsimile, to be followed within three (3) business days by an original of the notice document via U.S. Mail or courier) and shall be effective five (5) days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by facsimile, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:	Small World Kids, Inc. 5711 Buckingham Parkway Culver City, California 90230 Attention: Debra Fine Fax Number: 310-258-1194

With a copy to:	Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: David L. Ficksman Fax Number: 310-789-1490

If to Purchaser:	St. Cloud Capital Partners L.P. 10866 Wilshire Boulevard, Suite 1450 Los Angeles, California 90024 Attention: Robert Lautz Fax Number: 310-553-0257

With a copy to:	Latham and Watkins, LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Attention: Alex Voxman Fax Number: 213-891-8763

Each party shall provide written notice to the other party of any change in address.

(g)           Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor Purchaser shall assign this Amendment or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld), and in any event any assignee of Purchaser shall be an accredited investor (as defined in Regulation D), in the written opinion of counsel who is reasonably satisfactory to Company, and such assignment shall be in form, substance and scope reasonably satisfactory to the Company. Notwithstanding anything herein to the contrary, Purchaser may pledge the Replacement Notes as collateral for a bona fide loan with a third party lender, and such pledge shall not be considered an assignment in violation of this Agreement so long as it is made in compliance with all applicable law.

(h)           No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)            Survival. The representations and warranties of the Company and Purchaser contained in Sections 2 and 3 and the agreements and covenants set forth in Section 4 shall survive the final Closing of the purchase and sale of the Replacement Notes purchased and sold hereby.

(j)            Further Assurance. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Remedies. No provision of this Amendment providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall be so available. Nothing in this Agreement shall limit any rights a party may have with any applicable federal or state securities laws with respect to the transactions contemplated hereby.

IN WITNESS WHEREOF, Purchaser and the Company have caused this Third Amendment to Note Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: Chief Executive Officer

PURCHASER:

ST. CLOUD CAPITAL PARTNERS L.P.

By:	SCGP, LLC.
Its:	General Partner
By:
Name: Robert Lautz Title: Senior Managing Member

Schedule 3(g)

Litigation

•                                          The Company has received a letter from an attorney claiming that Small World Kids owes $180,000 as a finder’s fee in connection with the acquisition of Small World Toys which claim is subject to indemnification by Eddy Goldwasser.

•                                          The Company has been sued by Small Play Inc. in United States District Court for the Southern District of New Jersey that Small World Kids owes $1,000,000 in damages from not executing a licensing agreement. The license only contemplated a $12,000 guaranteed royalty payment so $1,000,000 in alleged damages is believed excessive.

•                                          The Company has been sued by Gemini Partners claiming a finder’s fee in connection with the reverse merger and the financing with St. Cloud.

•                                          The Company’s former controller has filed a complaint with the US Department of Labor alleging he was terminated in violation of the Sarbanes-Oxley Act.

Schedule 3(h)

Pledged Assets

•                                          Credit Facility between Small World Toys, as Borrower and Laurus Capital Fund as Lender is secured by all of the assets of Small World Toys.

•                                          1,667 shares of Small World Toys have been pledged to Eddy Goldwasser to secure one promissory note dated May 20, 2004 to Mr. Goldwasser.

•                                          Promissory Notes dated July 20, 2005 issued to various holders in the aggregate principal amount of $500,000.

Schedule 3(i)

Capitalization Table
Beneficial Ownership

	Shares		Fully Diluted
	Outstanding	%	Shares	%
Russell and Debra Fine, as trustees of FFT	1,721,543	31.8%	2,151,825	24.8%
SWT Investments, LLC / Shelly Singal	1,297,673	24.0%	2,056,010	23.7%
Phoenix Capital Opportunity, LLC	754,521	13.9%	1,045,338	12.1%
David Marshall, Inc.	1,078,599	19.9%	1,085,870	12.5%
Sid Marshall Enterprises	206,500	3.8%	210,000	2.4%
Sid Marshall as trustee of Memorial Gift Trust			247,194	2.9%
David L. Ficksman and Maxine B. Ficksman, as trustees of the Ficksman Family Trust	37,726	0.7%	37,726	0.4%
Michael Rubin	65,000	1.2%	65,000	0.7%
Other Holders	97,700	1.8%	97,700	1.1%
St. Cloud	81,250	1.5%	125,000	1.4%
Strome			134,400	1.5%
John Nelson			70,000	0.8%
Bob Rankin			52,000	0.6%
Alex Gerstenzang			4,000	0.0%
David Swartz			4,000	0.0%
Carey Fitchey			4,000	0.0%
Gary Adelson			4,000	0.0%
Lane Nemeth			4,000	0.0%
John Matise			4,000	0.0%
All other employees			225,000	2.6%
Consultants	16,000	0.3%	208,000	2.4%
Conversion of $5M Note to Convertible Preferred - Other			87,245	1.0%
$.5 Bridge Note	4,063	0.1%	6,250	0.1%
Imagiix Purchase	50,000	0.9%	50,000	0.6%
Bushido Capital Partners LTD			328,125	3.8%
Gamma Opportunity Partners LP			328,125	3.8%
Cambria Funds - warrants			37,500	0.4%
Total Shares	5,410,575	100.0%	8,672,307	100.0%

Officers & Directors	3,100,466	57.3%	4,478,835	51.6%
Employees	0	0.0%	225,000	2.6%
Consultants	16,000	0.3%	208,000	2.4%
Existing Investors	2,077,347	38.4%	2,760,527	31.8%
Public Share Investors	162,700	3.0%	162,700	1.9%
New	54,063	1.0%	837,245	9.7%
Total	5,410,575	100.0%	8,672,307	100.0%

EXHIBIT A

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SMALL WORLD KIDS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

NOTE

FOR VALUE RECEIVED, Small World Kids, Inc. a Nevada corporation (the “Borrower”) with principal offices located at 5711 Buckingham Parkway, Culver City, California 90230, hereby promises to pay to St. Cloud Capital Partners L.P. (the “Holder”) or order, without demand, the sum of Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) with interest at the rate of 10% per annum. The principal amount of the Note shall be due and payable on the Maturity Date (as hereinafter defined). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to those terms in that certain Third Amendment to Note Purchase Agreement dated as of May 31, 2006, between the Borrower and the Holder (the “Amendment”).

The following terms shall apply to this Note:

ARTICLE I

PAYMENT

1.1           Payment. The Borrower shall make payments of interest hereunder on June 30, 2006 and September 15, 2006. Commencing October 15, 2006 on the 15th day of each month through and including September 15, 2008, the Borrower shall make interest payments. Commencing on October 15, 2008 through September 15, 2011, the Borrower shall make monthly amortization (principal and interest) payments of Forty Seven Thousand Eight Hundred and Five Dollars and Eighty-Five Cents ($47,805.85). During the occurrence and continuation of an Event of Default the interest rate shall be increased by five (5%) per annum commencing on the date when the Event of Default was declared by Holder, and the applicable payments shall be increased accordingly.

1.2           Maturity Date. On the Maturity Date, the entire principal amount and any accrued and unpaid interest shall be paid to the Holder without offset or deduction of any kind. The Maturity Date shall be September 15, 2011.

1.3           Prepayment. The Note may be prepaid in whole or in part. If paid in part, such prepayment shall be applied against the principal payment due on the Maturity Date.

1.4           Priority. The Note shall be subordinated to Laurus Master Funds, Ltd., pursuant to that certain Subordination Agreement dated February 28, 2006 and the Amended and Restated Subordination Agreement dated as of May 31, 2006.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal amount under this Note into shares of the Borrower’s Common Stock as set forth below.

2.1           Conversion into the Borrower’s Common Stock.

(a)           The Holder shall have the right from and after the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note by delivering to Borrower a Notice of Conversion substantially in the form of Exhibit A (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of common stock of Borrower as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such stock shall hereafter be changed or reclassified (the “Common Stock”) at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Company of a Notice of Conversion of the Holder’s written request for conversion, Borrower shall issue and deliver to the Holder within three business days from the Conversion Date that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted, by the Conversion Price.

(b)           Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $4.00.

(c)           The Conversion Price described in Section 2.1(b) above and the number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.            Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.            Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.            Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.            Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note which shall not have been converted or paid.

ARTICLE III

EVENTS OF DEFAULT

3.1           Events of Default. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make the principal balance then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable:

(a)           Failure to Pay Principal and/or Interest. The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of ten (10) days after the due date.

(b)           Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Amendment in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

(c)           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in any Transaction Document shall be false or misleading in any material respect.

(d)           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(e)           Judgments. Any money judgment, writ or similar final process, shall be entered or filed against Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

(f)            Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by for against the Borrower and if instituted against Borrower are not dismissed within 60 days of initiation.

3.2           Enforcement. Upon the occurrence of any Event of Default, the Holder may thereupon proceed to protect and enforce its rights either by suit in equity and/or by action at law or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and proceed to enforce the payment of this Note held by it, and to enforce any other legal or equitable right of the Holder.

ARTICLE IV

MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is set forth on the signature page hereto. The address and fax number of the Borrower is 5711 Bunkingham Parkway, Culver City, California 90230, facsimile (310) 258-1194. Both Holder and Borrower may change the address and fax number for service by service of notice to the other as herein provided.

4.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

4.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.7           Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

4.8           Replacement. This Note together with that certain promissory note to Holder dated the date hereof in the principal amount of $200,000 replace that certain Promissory Note to Holder dated November 9, 2005.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its President on this 31st day of May 2006.

SMALL WORLD KIDS, INC.

By:
Name:Debra Fine Title:President

EXHIBIT B

PROMISSORY NOTE

NOTE

FOR VALUE RECEIVED, Small World Kids, Inc. a Nevada corporation (the “Borrower”) with principal offices located at 5711 Buckingham Parkway, Culver City, California 90230, hereby promises to pay to St. Cloud Capital Partners L.P. (the “Holder”) or order, without demand, the sum of Two Hundred Thousand Dollars ($200,000) with interest at the rate of 10% per annum. The principal amount of the Note shall be due and payable on the Maturity Date (as hereinafter defined). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to those terms in that certain Third Amendment to Note Purchase Agreement dated as of May 31, 2006, between the Borrower and the Holder (the “Amendment”).

The following terms shall apply to this Note:

ARTICLE I

PAYMENT

1.1           Payment. Commencing June 30, 2006, the Borrower shall make monthly amortization payments (principal and interest) of Seventeen Thousand Five Hundred and Eighty Three Dollars and Eighteen Cents ($17,583.18).

1.2           Maturity Date. On the Maturity Date, the entire principal amount and any accrued and unpaid interest shall be paid to the Holder without offset or deduction of any kind. The Maturity Date shall be May 31, 2007.

1.3           Prepayment. The Note may be prepaid in whole or in part. If paid in part, such prepayment shall be applied to the principal payment due on the Maturity Date.

1.4           Priority. The Note shall be subordinated to Laurus Master Funds, Ltd., pursuant to that certain Subordination Agreement dated February 28, 2006 and the Amended and Restated Subordination Agreement dated as of May 31, 2006.

ARTICLE II

EVENTS OF DEFAULT

2.1           Events of Default. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make the principal balance then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable:

(a)           Failure to Pay Principal and/or Interest. The Borrower fails to pay any installment of interest hereon when due and such failure continues for a period of ten (10) days after the due date.

(b)           Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Amendment in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

(c)           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in any Transaction Document shall be false or misleading in any material respect.

(d)           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(e)           Judgments. Any money judgment, writ or similar final process, shall be entered or filed against Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

(f)            Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 60 days of initiation.

2.2           Enforcement. Upon the occurrence of any Event of Default, the Holder may thereupon proceed to protect and enforce its rights either by suit in equity and/or by action at law or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and proceed to enforce the payment of this Note held by it, and to enforce any other legal or equitable right of the Holder.

ARTICLE III

MISCELLANEOUS

3.1           Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2           Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is set forth on the signature page hereto. The address and fax number of the Borrower is 5711 Buckingham Parkway, Culver City, California 90230, facsimile (310) 258-1194. Both Holder and Borrower may change the address and fax number for service by service of notice to the other as herein provided.

3.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

3.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.6           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.7           Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

3.8           Replacement. This Note together with that certain promissory note to Holder dated the date hereof in the principal amount of $2,250,000 replace that certain Promissory Note to Holder dated November 9, 2005.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its President on this 31st day of May 2006.

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: President

EXHIBIT C

COMMERCIAL SECURITY AGREEMENT

Borrower/Grantor:	Lender:

SMALL WORLD KIDS, INC. 5711 Buckingham Parkway Culver City, CA 90230	ST. CLOUD CAPITAL PARTNERS, L.P. 10866 Wilshire Blvd., Suite 1450 Los Angeles, CA 90024

THIS COMMERCIAL SECURITY AGREEMENT is entered into between SMALL WORLD KIDS, INC., a Nevada corporation (referred to below as “Grantor”); and ST. CLOUD CAPITAL PARTNERS, L.P., a federally licensed Small Business Investment Company (referred to below as “Lender”). For valuable consideration, Grantor grants to Lender a security interest in the Collateral to secure the Indebtedness and agrees that Lender shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which Lender may have by law.

1.             DEFINITIONS. The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in that certain Business Loan Agreement entered into on even date herewith by and between Borrower and Lender or as otherwise may be set forth under the California Uniform Commercial Code, as defined herein. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

1.1           Agreement. The word “Agreement” means this Commercial Security Agreement, as this Commercial Security Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Commercial Security Agreement from time to time.

1.2           Collateral. The word “Collateral” means the following described property of Grantor, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

All inventory, equipment, accounts (including but not limited to all health-care-insurance receivables), chattel paper, instruments (including but not limited to all promissory notes), letter-of-credit rights, letters of credit, documents, deposit accounts, investment property, money, other rights to payment and performance, and general intangibles (including but not limited to all software and all payment intangibles); all oil, gas and other minerals before extraction; all oil, gas, other minerals and accounts constituting as-extracted collateral; all fixtures; all timber to be cut; all attachments, accessions, accessories, fittings, increases, tools, parts, repairs, supplies, and commingled goods relating to the foregoing property, and all additions, replacements of,  and substitutions for all or any part of the foregoing property; all insurance refunds relating to the foregoing property; all good will relating to the foregoing property; all records and data and embedded software relating to the foregoing property, and all equipment, inventory and software to utilize, create, maintain and process any such records and data on electronic media; and all supporting obligations relating to the foregoing property; all whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and all products and proceeds (including but not limited to all insurance payments) of or relating to the foregoing property.

In addition, the word “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

(a)           All attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above.

(b)           All products and produce of any of the property described in this Collateral section.

(c)           All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the property described in this Collateral section.

(d)           All proceeds (including, without limitation, insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Collateral section.

(e)           All records and data relating to any of the property described in this Collateral section, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

The Collateral and fixtures are located on the following described real estate:  5711 Buckingham Parkway, Culver City, CA  90230.

1.3           Event of Default. The words “Event of Default” mean and include without limitation any of the Events of Default set forth below in the section titled “Events of Default.”

1.4           Grantor. The word “Grantor” means SMALL WORLD KIDS, INC., its successors and assigns.

1.5           Indebtedness. The word “Indebtedness” means the indebtedness and obligations of performance evidenced by the Note, including all principal and interest, together with all other indebtedness, obligations of performance, and costs, fees and expenses for which Borrower or any Grantor is responsible under this Agreement or under any of the Related

Documents. In addition, the word “Indebtedness” includes all other obligations, debts and liabilities, plus interest thereon, of Grantor, or any one or more of them, to Lender, as well as all claims by Lender against Grantor, or any one or more of them, whether existing now or later; whether they are voluntary or involuntary, due or not due, direct or indirect, absolute or contingent, liquidated or unliquidated; whether Grantor may be liable individually or jointly with others; whether Grantor may be obligated as guarantor, surety, accommodation party or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.

1.6           Lender. The word “Lender” means ST. CLOUD CAPITAL PARTNERS, L.P., its respective successors and assigns.

1.7           Note. The word “Note means the Replacement Notes executed by Borrower dated May __, 2006, in favor of ST. CLOUD CAPITAL PARTNERS, LP, in the principal amounts of Two Million Dollars Two Hundred Fifty Thousand Dollars ($2,250,000.00) and Two Hundred Thousand Dollars ($200,000.00) as well as any other promissory notes executed in connection with this Agreement, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the notes or credit agreements.

1.8           Related Documents. The words “Related Documents” mean and include without limitation all promissory notes, credit agreements, loan agreements, royalty agreements, warrant agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions thereof.

2.             OBLIGATIONS OF GRANTOR. Grantor warrants and covenants to Lender as follows:

2.1           Perfection of Security Interest. Grantor agrees to execute such financing statements and to take whatever other actions are reasonably requested by Lender to perfect and continue Lender’s security interest in the Collateral. Upon request of Lender, Grantor will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Grantor will note Lender’s interest upon any and all chattel paper if not delivered to Lender for possession by Lender. Grantor hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Agreement. Lender may at any time, and without further authorization from Grantor, file a carbon, photographic or other reproduction of any financing statement or of this Agreement for use as a financing statement. Grantor will reimburse Lender for all expenses for the perfection and the continuation of the perfection of Lender’s security interest in the Collateral. Grantor promptly will notify Lender before any change in Grantor’s name including any change to the assumed business names of Grantor.

2.2           No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party, and its charter documents do not prohibit any term or condition of this Agreement.

2.3           Enforceability of Collateral. To the extent the Collateral consists of accounts, chattel paper, or general intangibles, the Collateral is enforceable in accordance with its terms, is genuine, and complies with applicable laws concerning form, content and manner of preparation and execution, and all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. At the time any account becomes subject to a security interest in favor of Lender, the account shall be a good and valid account representing an undisputed, bona fide indebtedness incurred by the account debtor, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by Grantor with or for the account debtor; there shall be no setoffs or counterclaims against any such account; and no agreement under which any deductions or discounts may be claimed shall have been made with the account debtor except those disclosed to Lender in writing.

2.4           Removal of Collateral. Grantor shall keep the Collateral (or to the extent the Collateral consists of intangible property such as accounts, the records concerning the Collateral) at Grantor’s address shown above, or at such other locations as are acceptable to Lender. Some or all of the Collateral may be located at the real property described above. Except in the ordinary course of its business, including the sales of inventory, Grantor shall not remove the Collateral from its existing locations without the prior written consent of Lender. To the extent that the Collateral consists of vehicles, or other titled property, Grantor shall not take or permit any action which would require application for certificates of title for the vehicles outside the State of California, without the prior written consent of Lender.

2.5           Transactions Involving Collateral. Except for inventory sold or accounts collected in the ordinary course of Grantor’s business, Grantor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral, except in the ordinary course of Grantor’s business. Grantor shall not pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Agreement, without the prior written consent of Lender. This includes security interests even if junior in right to the security interests granted under this Agreement. Unless waived by Lender, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for Lender and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by Lender to any sale or other disposition. Upon receipt, Grantor shall immediately deliver any such proceeds to Lender.

2.6           Title. Grantor represents and warrants to Lender that it holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the lien of this Agreement and a lien granted to Laurus Master Funds, Ltd. No financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Agreement or to which Lender has specifically consented. Grantor shall defend Lender’s rights in the Collateral against the claims and demands of all other persons.

2.7           Collateral Schedules and Locations. As often as Lender shall require, and insofar as the Collateral consists of accounts and general intangibles, Grantor shall deliver to Lender schedules of such Collateral, including such information as Lender may require, including without limitation names and addresses of account debtors and agings of accounts and general intangibles. Insofar as the Collateral consists of equipment, Grantor shall deliver to Lender, as often as Lender shall require, such lists, descriptions, and designations of such Collateral as Lender may require to identify the nature, extent, and location of such Collateral. Such information shall be submitted for Grantor and each of its subsidiaries or related companies.

2.8           Maintenance and Inspection of Collateral. Grantor shall maintain all tangible Collateral in good condition and repair. Grantor will not commit or permit damage to or destruction of the Collateral or any part of the Collateral. Lender and its designated representatives and agents shall have the right at all reasonable times to examine, inspect, and audit the Collateral wherever located. Grantor shall immediately notify Lender of all cases involving the return, rejection, repossession, loss or damage of or to any Collateral in excess of a single occurrence in the sum of $20,000.00; of any other dispute arising with respect to the Collateral; and generally of all happenings and events materially affecting the Collateral or the value or the amount of the Collateral.

2.9           Taxes, Assessments and Liens. Grantor will pay when due, subject to allowable extensions, all taxes, assessments and liens upon the Collateral, its use or operation, upon this Agreement, upon any promissory note or notes evidencing the Indebtedness, or upon any of the other Related Documents. Grantor may withhold any such payment or may elect to contest any lien, upon written notice to Lender, if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender’s interest in the Collateral is not jeopardized in Lender’s sole opinion. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, Grantor shall deposit with Lender cash, a sufficient corporate surety bond or other security satisfactory to Lender in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of foreclosure or sale of the Collateral. In any contest Grantor shall defend itself and Lender and shall satisfy any final adverse judgment before enforcement against the Collateral. Grantor shall name Lender as an additional obligee under any surety bond furnished in the contest proceedings.

2.10         Compliance With Governmental Requirements. Grantor shall comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, including without limitation all environmental laws, ordinances, rules and regulations, now or hereafter in effect, applicable to the ownership, production, disposition, or use of the Collateral. Grantor may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Lender’s interest in the Collateral, in Lender’s opinion, is not jeopardized.

2.11         Hazardous Substances.   Except as disclosed to and acknowledged by Lender in writing or as set forth in the Purchase Agreement (as that term is defined in the Business Loan Agreement, Grantor represents and warrants that:  (1) During the period of Grantor’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance (as defined in the Business Loan Agreement of even date herewith) by any person on, under, about or from any of the Collateral. (2) Grantor has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws (as defined in the Business Loan Agreement of even date herewith); (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Grantor nor any tenant, contractor, agent, or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws. Grantor authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests shall be at Grantor’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Grantor or to any other person. Any such inspections or tests shall not unreasonably interfere with Grantor’s business. The representations and warranties contained herein are based on Grantor’s due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Grantor hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Grantor becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses (including attorneys fees incurred before trial, at trial, on appeal or in any bankruptcy or arbitration proceeding) which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or a Hazardous Substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

2.12         Maintenance of Casualty Insurance. Grantor shall procure and maintain all risks insurance, including without limitation fire, theft and liability coverage together with such other insurance as Lender may require with respect to the Collateral, in form, amounts, coverages and basis reasonably acceptable to Lender and issued by a company or companies acceptable to Lender. Grantor, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days’ prior written notice to Lender and not including any disclaimer of the insurer’s liability for failure to give such a notice. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Grantor or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest, Grantor will provide Lender with such loss payable or other endorsements as Lender may require. If Grantor at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may (but shall not be obligated to) obtain such insurance as Lender deems appropriate, including if it so chooses “single interest insurance,” which will cover only Lender’s interest in the Collateral.

2.13         Application of Insurance Proceeds. Grantor shall promptly notify Lender of any loss or damage to the Collateral. Lender may make proof of loss if Grantor fails to do so within fifteen (15) days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be held by Lender as part of the Collateral. If Lender consents to repair or replacement of the damaged or destroyed Collateral, Lender shall, upon satisfactory proof of expenditure,  pay or reimburse Grantor from the proceeds for the reasonable cost of repair or restoration. If Lender does not consent to repair or replacement of the Collateral, Lender shall retain a sufficient amount of the proceeds to pay all of the Indebtedness, and shall pay the balance to Grantor. Any proceeds which have not been disbursed within six (6) months after their receipt and which Grantor has not committed to the repair or restoration of the Collateral shall be used to prepay the Indebtedness.

2.14         Insurance Reserves. Lender may require Grantor to maintain with Lender reserves for payment of insurance premiums, which reserves shall be created by monthly payments from Grantor of a sum estimated by Lender to be sufficient to produce, at least fifteen (15) days before the premium due date, amounts at least equal to the insurance premiums to be paid. If fifteen (15) days before payment is due, the reserve funds are insufficient, Grantor shall upon demand pay any deficiency to Lender. The reserve funds shall be held by Lender as a general deposit and shall constitute a non-interest-bearing account which Lender may satisfy by payment of the insurance premiums required to be paid by Grantor as they become due. Lender does not hold the reserve funds in trust for Grantor, and Lender is not the agent of Grantor for payment of the insurance premiums required to be paid by Grantor. The responsibility for the payment of premiums shall remain Grantor’s sole responsibility.

2.15         Insurance Reports. Grantor, upon request of Lender, shall furnish to Lender reports on each existing policy of insurance showing such information as Lender may reasonably request including the following:  (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the property insured; (e) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (f) the expiration date of the policy. In addition, Grantor shall upon request by Lender have an independent appraiser satisfactory to Lender determine, as applicable, the cash value or replacement cost of the Collateral.

3.             GRANTOR’S RIGHT TO POSSESSION AND TO COLLECT ACCOUNTS. Until default and except as otherwise provided below with respect to accounts, Grantor may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement or the Related Documents, provided that Grantor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Lender is required by law to perfect Lender’s security interest in such Collateral. Until otherwise notified by Lender, Grantor may collect any of the Collateral consisting of accounts. At any time an Event of Default exists, Lender may exercise its rights to collect the accounts and to notify account debtors to make payments directly to Lender for application to the Indebtedness. If Lender at any time has possession of any Collateral, whether before or after an Event of Default, Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action for that purpose as Grantor shall request or as Lender, in Lender’s sole discretion, shall deem appropriate under the circumstances, but failure to honor any request by Grantor shall not of itself be deemed to be a failure to exercise reasonable care. Lender shall not be required to take any steps necessary to preserve any rights in the Collateral against prior parties, nor to protect, preserve, or maintain any security interest given to secure the Indebtedness.

4.             EXPENDITURES BY LENDER. If not discharged or paid when due, Lender may (but shall not be obligated to) discharge or pay any amounts required to be discharged or paid by Grantor under this Agreement, including without limitation all taxes, liens, security interests, encumbrances, and other claims, at any time levied or placed on the Collateral. Lender also may (but shall not be obligated to) pay all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the default interest rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Grantor. All such expenses shall become a part of the Indebtedness and, at Lender’s option, will  (a) be payable on demand,  (b) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either  (i) the term of any applicable insurance policy or  (ii) the remaining term of the Note, or  (c) be treated as a balloon payment which will be due and payable at the Note’s maturity. This Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon the occurrence of an Event of Default.

5.             EVENTS OF DEFAULT. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make the principal balance then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable:

5.1           Failure to Pay Principal and/or Interest. The Borrower fails to pay any installment of interest hereon when due and such failure continues for a period of ten (10) days after the due date.

5.2           Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Amendment in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

5.3           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein in any Transactional Document shall be false or misleading in any material respect.

5.4           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

5.5           Judgments. Any money judgment, writ or similar final process, shall be entered or filed against Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

5.6           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 60 days of initiation.

6.             RIGHTS AND REMEDIES ON DEFAULT. If an Event of Default occurs under this Agreement, and at any time thereafter, Lender shall have all the rights of a secured party under the California Uniform Commercial Code. In addition and without limitation, Lender may exercise any one or more of the following rights and remedies:

6.1           Accelerate Indebtedness. Lender may declare the entire Indebtedness, including any prepayment penalty which Grantor would be required to pay, immediately due and payable, without notice.

6.2           Assemble Collateral. Lender may require Grantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Lender may require Grantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter upon the property of Grantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Grantor agrees Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Grantor after repossession.

6.3           Sell the Collateral. Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Grantor. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Grantor reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made. The requirements of reasonable notice shall be met if such notice is given at least ten (10) days, or such lesser time as required by state law, before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the Note rate from date of expenditure until repaid.

6.4           Appoint Receiver. To the extent permitted by applicable law, Lender shall have the following rights and remedies regarding the appointment of a receiver:  (a) Lender may have a receiver appointed as a matter of right,  (b) the receiver may be an employee of Lender and may serve without bond, and  (c) all fees of the receiver and his or her attorney shall become part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the Note rate from date of expenditure until repaid.

6.5           Collect Revenues, Apply Accounts. Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in its discretion transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Indebtedness or apply it to payment of the Indebtedness in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choices in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Lender may determine, whether or not Indebtedness or Collateral is then due. For these purposes, Lender may, on behalf of and in the name of Grantor, receive, open and dispose of mail addressed to Grantor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

6.6           Obtain Deficiency. If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Grantor for any deficiency remaining on the Indebtedness due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Grantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

6.7           Other Rights and Remedies. Lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity, under the Note, the Related Documents, or otherwise.

6.8           Cumulative Remedies. All of Lender’s rights and remedies, whether evidenced by this Agreement, by the Note, or the Related Documents or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor’s failure to perform, shall not affect Lender’s right to declare a default and to exercise its remedies.

7.             CALIFORNIA UNIFORM COMMERCIAL CODE DEFINITIONS. All terms used herein, if not otherwise specifically defined, shall have the meaning defined by the current or any future version of the California Uniform Commercial Code, and as revised, amended or modified.

8.             NO CHANGE IN JURISDICTION. Borrower or any Grantor will not change its jurisdiction of organization without prior notice  to Lender.

9.             OTHER DEFAULT WITH LENDER. In the event Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement in favor of Lender or the other holders of the Note that may affect any of

Borrower’s property or Borrower’s ability to repay the Note or any of the related documents, it shall be considered an event of default (“Event of Default”) under the Note.

10.           MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

10.1         Amendments. This Agreement, together with the Note and any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

10.2         Governing Law and Venue. This Agreement will be governed by, construed, and enforced in accordance with federal law and the laws of the State of California. This Agreement has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Grantor agrees upon Lender’s request to submit to the jurisdiction of the Courts of Los Angeles County, State of California.

10.3         Waiver of Jury Trial. Lender and Grantor hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Grantor against the other.

10.4         Attorneys’ Fees; Expenses. Grantor agrees to pay upon demand all of Lender’s costs and expenses, including attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

10.5         Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

10.6         Multiple Parties. All obligations of Grantor under this Agreement shall be joint and several, and all references to Grantor shall mean each and every Grantor. This means that each of the persons signing below is responsible for all obligations in this Agreement.

10.7         Notices. All notices required to be given under this Agreement shall be given in writing, may be sent by telefacsimile (unless otherwise required by law), and shall be effective when actually delivered or when deposited with a nationally recognized overnight courier or deposited in the United States mail, first class, postage prepaid, addressed to the party to whom the notice is to be given at the address shown above. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. To the extent permitted by applicable law, if there is more than one Grantor, notice to any Grantor will constitute notice to all Grantors. For notice purposes, Grantor will keep Lender informed at all times of Grantor’s current address(es).

10.8         Power of Attorney. Grantor hereby appoints Lender as its true and lawful attorney-in-fact, irrevocably, with full power of substitution to do the following:  (a) to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral;  (b) to execute, sign and endorse any and all claims, instruments, receipts, checks, drafts or warrants issued in payment for the Collateral;  (c) to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of Grantor, to execute and deliver its release and settlement for the claim; and  (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in its own name or in the name of Grantor, or otherwise, which in the discretion of Lender may seem to be necessary or advisable. This power is given as security for the Indebtedness, and the authority hereby conferred is and shall be irrevocable and shall remain in full force and effect until renounced by Lender.

10.9         Preference Payments. Any monies Lender pays because of an asserted preference claim in Borrower’s bankruptcy will become a part of the Indebtedness and, at Lender’s option, shall be payable by Borrower as provided above in the “EXPENDITURES BY LENDER” paragraph.

10.10       Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

10.11       Successor Interests. Subject to the limitations set forth above on transfer of the Collateral, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

10.12       Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Grantor, shall constitute a waiver of any of Lender’s rights or of any of Grantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

10.13       Waiver of Co-obligor’s Rights. If more than one person is obligated for the Indebtedness, Borrower irrevocably waives, disclaims and relinquishes all claims against such other person which Borrower has or would otherwise have by virtue of payment of the Indebtedness or any part thereof, specifically including but not limited to all rights of indemnity, contribution or exoneration.

10.14       Miscellaneous. The terms “include”, Includes”, or “including” shall mean “include”, Includes”, or “including” without limitation.

GRANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS COMMERCIAL SECURITY AGREEMENT, AND GRANTOR AGREES TO ITS TERMS. THIS AGREEMENT IS DATED MAY __, 2006

GRANTOR:	SMALL WORLD KIDS, INC. a Nevada corporation

By:
Debra Fine, Chief Executive Officer